EXHIBIT 99.1

ePlus Reports Third Quarter and First Nine Months Financial Results

Third Quarter Fiscal Year 2024

•	Net sales decreased 18.4% to $509.1 million from last year’s third quarter; technology business net sales decreased 19.2% to $494.2 million; services revenues increased 10.7% to $74.7 million.
•	Technology business gross billings decreased 11.3% to $797.0 million.
•	Consolidated gross profit decreased 3.3% to $133.8 million.
•	Consolidated gross margin was 26.3%, 410 bps higher than last year’s 22.2%.
•	Net earnings decreased 23.6% to $27.3 million.
•	Adjusted EBITDA decreased 13.4% to $46.2 million.
•	Diluted net earnings per common share decreased 23.9% to $1.02. Non-GAAP diluted net earnings per common share decreased 14.5% to $1.18.

First Nine Months of Fiscal Year 2024

•	Net sales increased 6.0% to $1,670.8 million; technology business net sales increased 6.5% to $1,631.8 million; services revenues increased 8.9% to $213.2 million.
•	Technology business gross billings increased 3.4% to $2,495.5 million.
•	Consolidated gross profit increased 9.2% to $420.4 million.
•	Consolidated gross margin was 25.2%, an 80-bps improvement from 24.4% last year.
•	Net earnings increased 8.4% to $93.8 million.
•	Adjusted EBITDA increased 8.2% to $153.6 million.
•	Diluted net earnings per common share increased 8.6% to $3.52. Non-GAAP diluted net earnings per common share increased 9.0% to $3.99.

HERNDON, VA – February 6, 2024 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and nine months ended December 31, 2023.

Management Comment

“In the third quarter, demand within our technology business slowed as improved product availability in the first half of the fiscal year led our larger customers to focus on completing previously delayed projects. Additionally, we saw sales cycle timelines extend as customers work through their project backlog. As we enter our fiscal fourth quarter, customer purchasing trends have improved, which supports the lower end of our fiscal 2024 financial guidance range,” said Mark Marron, President and CEO of ePlus.  “We continued to experience favorable demand trends within our annuity-like services business in the third quarter, achieving 22% year-over-year growth in managed services revenue, which together with a shift in product mix and a favorable contribution from our financing segment, resulted in a significant improvement in consolidated gross margin.

Mr. Marron continued, “ePlus has delivered strong financial results on a fiscal year-to-date basis, which we attribute to the successful execution of our growth strategy and unwavering focus on providing value-added solutions to our customers.  Supported by our extensive partnerships throughout the IT industry, we continue to focus on delivering superior solutions that optimize our customer’s investments across the technology stack.”

Third Quarter Fiscal Year 2024 Results

For the third quarter ended December 31, 2023, as compared to the third quarter ended December 31, 2022:

Consolidated net sales decreased 18.4% to $509.1 million, from $623.5 million.

Technology business net sales decreased 19.2% to $494.2 million, from $611.8 million due to lower product sales. Technology business gross billings decreased 11.3% to $797.0 million from $898.8 million.

Product sales decreased 22.9% to $419.5 million due to declines in net sales of networking equipment, cloud and security products. Product gross margin was 21.9%, higher than 19.2% last year mainly due to a larger proportion of third-party maintenance and services sold in the third quarter of 2024 which are recorded on a net basis.

Professional service revenues increased 2.3% from last year to $40.0 million.  Gross profit increased 13.3% and gross margins expanded 420 bps to 43.3% from 39.1% last year due to an increase in project related services offset by declines in demand for staff augmentation services.

Managed service revenues increased 22.4% to $34.6 million due to ongoing growth in these offerings, including Enhanced Maintenance Support, Service Desk, and Security Operations Center services. Gross profit increased 36.4% from last year due to the scaled growth in these services resulting in a 330-bps gross margin improvement.

Financing business segment net sales increased 27.3% to $14.9 million, from $11.7 million due to increases in portfolio earnings and transactional gains. Gross profit in the financing business segment increased by $3.0 million due to higher net sales combined with higher gross margin.

Consolidated gross profit decreased 3.3% to $133.8 million, from $138.4 million, due to a decline in product net sales. Consolidated gross margin was 26.3%, increased by 410 bps from last year of 22.2%, which was primarily due to increases in both product and service margin along with higher gross margin in our financing business.

Consolidated operating expenses were $95.8 million, up 4.2% from $91.9 million last year, primarily due to increases in salaries and benefits from additional headcount, as well as increases in acquisition-related depreciation and amortization expenses.  Our headcount at the end of the quarter was 1,897, up 152 from a year ago, partially due to the acquisition of Network Solutions Group (“NSG”). Of the 152 additional employees, 133 were customer facing employees.

Consolidated operating income decreased 18.1% to $38.0 million. Earnings before tax decreased 22.2% to $38.4 million as we had foreign currency transaction gain of $0.9 million last year and other income of $1.9 million related to our claim in a class action lawsuit received in December 2022.

Our effective tax rate for the current quarter was 29.0%, higher than the prior year quarter of 27.7% primarily due to an unfavorable return to provision adjustment in the three months ended December 31, 2023, compared to a favorable return to provision adjustment in same three-month period in the prior year.

Net earnings decreased 23.6% to $27.3 million.

Consolidated adjusted EBITDA decreased 13.4% to $46.2 million.

Diluted net earnings per common share was $1.02, compared with $1.34 in the prior year quarter. Non-GAAP diluted net earnings per common share was $1.18, compared with $1.38 last year.

First Nine Months of Fiscal Year 2024 Results

For the nine months ended December 31, 2023, as compared to the nine months ended December 31, 2022:

Consolidated net sales increased 6.0% to $1,670.8 million, from $1,575.5 million.

Technology business net sales increased 6.5% to $1,631.8 million, from $1,532.0 million due to higher sales of product and managed services. Technology business gross billings increased 3.4% to $2,495.5 million from $2,412.8 million.

Product sales grew 6.2% to $1,418.6 million due to an increase in net sales of networking equipment and collaboration products, offset by a decline in net sales of cloud and security products.  Gross profit from sales of products increased 9.2% to $308.1 million due to higher sales combined with a shift in customer mix that resulted in higher margins.

Professional service revenues declined 0.4% due to lower staff augmentation services from softer demand.  Gross profit increased 6.2% as the gross margins expanded 260 bps to 42.0% from 39.4% last year, due to the change in mix between project services and staff augmentation.

Managed service revenues increased 22.1% to $99.3 million due to ongoing growth in these offerings, including Enhanced Maintenance Support, Service Desk, and Security Operations Center services. Gross profit from managed services increased 36.6% to $31.0 million due to the scaled growth in these services combined with a 330-bps improvement in gross margin.

Financing business segment net sales decreased 10.2% to $39.1 million, from $43.5 million, due to lower post-contract earnings, resulting in a decrease of $1.9 million in gross profit, partially offset by a decline in cost of leased equipment sold.

Consolidated gross profit increased 9.2% to $420.4 million, from $385.2 million, due to increased net sales volume. Consolidated gross margin was 25.2%, higher than last year’s 24.4% and attributed to improved margins in both product and services within our technology business and in our financing business segment.

Consolidated operating expenses were $291.2 million, up 11.4% from $261.5 million last year, primarily due to increases in salaries and benefits as a result of additional headcount, increasing by 152 employees due to organic and acquisition-related headcount, variable compensation stemming from higher gross profit, and acquisition-related amortization and expenses.

Consolidated operating income increased 4.4% to $129.2 million. During the nine months ended December 31, 2023, we had other income of $0.7 million compared to other expense of $3.1 million last year, which included foreign currency transaction losses of $5.2 million, partially offset by $1.9 million related to our claim in a class action lawsuit.  Earnings before tax increased 7.7% to $129.9 million.

Our effective tax rate for the current year period was 27.8%, lower than last year’s 28.3%, due to lower state effective tax rates and less non-deductible executive compensation in the current period.

Net earnings increased 8.4% to $93.8 million.

Consolidated Adjusted EBITDA increased 8.2% to $153.6 million.

Diluted net earnings per common share was $3.52, compared with $3.24 in the prior year. Non-GAAP diluted net earnings per common share was $3.99, compared with $3.66 last year.

Balance Sheet Highlights

As of December 31, 2023, cash and cash equivalents were $142.2 million, up from $103.1 million as of March 31, 2023, primarily due to improvements in working capital, offset by the acquisition of NSG and repurchases of our common stock.  Inventory decreased 10.4% to $218.0 million compared with $243.3 million as of March 31, 2023.  Total stockholders’ equity was $877.8 million, compared with $782.3 million as of March 31, 2023.  Total shares outstanding were 27.0 million and 26.9 million on December 31, 2023 and March 31, 2023, respectively.

Fiscal Year Guidance

ePlus expects to achieve the low end of its fiscal year 2024 revenue and adjusted EBITDA guidance ranges of $2.23 billion to $2.33 billion, and $200 million to $215 million, respectively. This guidance assumes, in part, continued improvement in the supply chain that will enable the execution of previously delayed customer projects.  The Company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to the Company's results computed in accordance with GAAP.  Accordingly, the Company is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA and adjusted EBITDA margin for the full year 2024 forecast.

Summary and Outlook

“Following an extended period of robust IT investment, overall IT spending has moderated given economic uncertainty.  Within this environment, ePlus has outperformed, driven by the efforts of our talented team and balanced growth across our portfolio of innovative products and services.
We remain committed to delivering exceptional solutions for our customers in our strategic focus areas, while expanding our capabilities to capture new AI opportunities moving forward,” concluded Mr. Marron.

Recent Corporate Developments/Recognitions

In the month of January 2024:
o	Acquired PEAK Resources, Inc., a data center solutions provider in Denver, Colorado.
o	Joined the U.S. Chamber of Commerce.
o	Launched the 2024 Girls Re-Imagining Tomorrow (GRIT) program across the U.S.
In the month of November 2023:
o	Achieved AWS Resilience Competency.
o	Awarded the Global Customer Experience (CX) Partner of the Year at Cisco Partner Summit.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 6, 2024:

Audio Webcast (Live & Replay): https://events.q4inc.com/attendee/945214899
Live Call:	(888) 330-2469 (too-free/domestic)
(240) 789-2740 (international)
Archived Call:	(800) 770-2030 (toll-free/domestic)
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

A replay of the call will be available approximately two hours after the call through February 13, 2024.  A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success in the business, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus' more than 1,890 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.
ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements," including, among other things, statements regarding the future financial performance of ePlus (including the guidance for the full fiscal year 2024).   Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and inflation, including increases in our costs and our ability to increase prices to our customers which may result in adverse changes in our gross profit; significant adverse changes in, reductions in, or loss of one or more of our larger volume customers or vendors; supply chain issues, including a shortage of Information Technology ("IT") products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel, and vendor certifications; our ability to secure our own and our customers' electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; our ability to manage a diverse product set of solutions, including artificial intelligence (“AI”) products, in highly competitive markets with a number of key vendors; reliance on third-parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of a reduction of vendor incentives provided to us; our ability to remain secure during a cybersecurity attack, including both disruptions in our or our vendors' IT systems and data and audio communication networks; our ability to identify acquisition candidates, or perform sufficient due diligence prior to completing an acquisition, or failure to integrate a completed acquisition may affect our earnings; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs that may impact the arrangements that have pricing commitments over the term of the agreement; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service, platform as a service and AI; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2023	March 31, 2023
ASSETS

Current assets:
Cash and cash equivalents	$142,170	$103,093
Accounts receivable—trade, net	597,363	504,122
Accounts receivable—other, net	50,055	55,508
Inventories	218,046	243,286
Financing receivables—net, current	110,344	89,829
Deferred costs	54,279	44,191
Other current assets	47,057	55,101
Total current assets	1,219,314	1,095,130

Financing receivables and operating leases—net	87,012	84,417
Deferred tax asset	3,682	3,682
Property, equipment and other assets	84,335	70,447
Goodwill	158,284	136,105
Other intangible assets—net	42,970	25,045
TOTAL ASSETS	$1,595,597	$1,414,826

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$294,705	$220,159
Accounts payable—floor plan	92,518	134,615
Salaries and commissions payable	45,372	37,336
Deferred revenue	130,352	114,028
Recourse notes payable—current	-	5,997
Non-recourse notes payable—current	36,165	24,819
Other current liabilities	32,351	24,372
Total current liabilities	631,463	561,326

Non-recourse notes payable—long-term	12,233	9,522
Deferred tax liability	561	715
Other liabilities	73,587	60,998
TOTAL LIABILITIES	717,844	632,561

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,954 outstanding at December 31, 2023 and 26,905 outstanding at March 31, 2023	274	272
Additional paid-in capital	177,465	167,303
Treasury stock, at cost, 446 shares at December 31, 2023 and 261 shares at March 31, 2023	(23,774)	(14,080)
Retained earnings	720,995	627,202
Accumulated other comprehensive income—foreign currency translation adjustment	2,793	1,568
Total Stockholders' Equity	877,753	782,265
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,595,597	$1,414,826

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022

Net sales
Product	$434,371	$556,018	$1,457,636	$1,379,813
Services	74,684	67,458	213,205	195,728
Total	509,055	623,476	1,670,841	1,575,541

Cost of sales
Product	328,908	441,015	1,116,046	1,062,352
Services	46,337	44,089	134,347	127,990
Total	375,245	485,104	1,250,393	1,190,342

Gross profit	133,810	138,372	420,448	385,199

Selling, general, and administrative	89,381	86,730	272,331	248,201
Depreciation and amortization	5,399	3,609	15,821	10,387
Interest and financing costs	983	1,575	3,054	2,863
Operating expenses	95,763	91,914	291,206	261,451

Operating income	38,047	46,458	129,242	123,748

Other income (expense), net	366	2,907	673	(3,112)

Earnings before taxes	38,413	49,365	129,915	120,636

Provision for income taxes	11,131	13,671	36,122	34,134

Net earnings	$27,282	$35,694	$93,793	$86,502

Net earnings per common share—basic	$1.02	$1.34	$3.53	$3.26
Net earnings per common share—diluted	$1.02	$1.34	$3.52	$3.24

Weighted average common shares outstanding—basic	26,618	26,592	26,598	26,561
Weighted average common shares outstanding—diluted	26,697	26,648	26,665	26,688

Technology Business
	Three Months Ended December 31,			Nine Months Ended December 31,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Net sales
Product	$419,478	$544,316	(22.9%)	$1,418,581	$1,336,309	6.2%
Professional services	40,044	39,151	2.3%	113,870	114,369	(0.4%)
Managed services	34,640	28,307	22.4%	99,335	81,359	22.1%
Total	494,162	611,774	(19.2%)	1,631,786	1,532,037	6.5%

Gross profit
Product	91,919	104,485	(12.0%)	308,059	282,042	9.2%
Professional services	17,332	15,294	13.3%	47,852	45,046	6.2%
Managed services	11,015	8,075	36.4%	31,006	22,692	36.6%
Total	120,266	127,854	(5.9%)	386,917	349,780	10.6%

Selling, general, and administrative	86,001	81,874	5.0%	261,694	235,147	11.3%
Depreciation and amortization	5,381	3,582	50.2%	15,747	10,304	52.8%
Interest and financing costs	217	1,308	(83.4%)	1,428	2,117	(32.5%)
Operating expenses	91,599	86,764	5.6%	278,869	247,568	12.6%

Operating income	$28,667	$41,090	(30.2%)	$108,048	$102,212	5.7%
Gross billings	$796,986	$898,843	(11.3%)	$2,495,451	$2,412,803	3.4%
Adjusted EBITDA	$36,725	$47,869	(23.3%)	$132,170	$120,135	10.0%

Technology Business Gross Billings by Type
	Three Months Ended December 31,			Nine Months Ended December 31,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Cloud	$181,559	$234,464	(22.6%)	$641,120	$708,080	(9.5%)
Networking	251,322	314,709	(20.1%)	839,638	676,761	24.1%
Security	189,476	193,866	(2.3%)	480,159	509,241	(5.7%)
Collaboration	23,180	27,925	(17.0%)	97,111	100,799	(3.7%)
Other	55,473	60,803	(8.8%)	203,805	205,603	(0.9%)
Product gross billings	701,010	831,767	(15.7%)	2,261,833	2,200,484	2.8%
Service gross billings	95,976	67,076	43.1%	233,618	212,319	10.0%
Total gross billings	$796,986	$898,843	(11.3%)	$2,495,451	$2,412,803	3.4%

Technology Business Net Sales by Type
	Three Months Ended December 31,			Nine Months Ended December 31,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Cloud	$120,253	$157,126	(23.5%)	$427,365	$470,851	(9.2%)
Networking	209,936	275,774	(23.9%)	723,760	584,311	23.9%
Security	58,822	77,111	(23.7%)	156,504	173,623	(9.9%)
Collaboration	13,608	13,405	1.5%	53,647	45,572	17.7%
Other	16,859	20,900	(19.3%)	57,305	61,952	(7.5%)
Total product	419,478	544,316	(22.9%)	1,418,581	1,336,309	6.2%
Professional services	40,044	39,151	2.3%	113,870	114,369	(0.4%)
Managed services	34,640	28,307	22.4%	99,335	81,359	22.1%
Total net sales	$494,162	$611,774	(19.2%)	$1,631,786	$1,532,037	6.5%

Technology Business Net Sales by Customer End Market
	Three Months Ended December 31,			Nine Months Ended December 31,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Telecom, Media, & Entertainment	$139,551	$184,539	(24.4%)	$405,192	$431,269	(6.0%)
Technology	83,951	133,067	(36.9%)	268,302	299,088	(10.3%)
SLED	60,108	72,730	(17.4%)	264,419	207,823	27.2%
Healthcare	55,504	69,825	(20.5%)	214,182	205,297	4.3%
Financial Services	38,816	48,008	(19.1%)	174,391	118,917	46.6%
All other	116,232	103,605	12.2%	305,300	269,643	13.2%
Total net sales	$494,162	$611,774	(19.2%)	$1,631,786	$1,532,037	6.5%

Financing Business Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Portfolio earnings	$3,701	$2,391	54.8%	$10,113	$7,952	27.2%
Transactional gains	8,107	5,181	56.5%	16,335	15,125	8.0%
Post-contract earnings	2,685	4,036	(33.5%)	11,357	19,281	(41.1%)
Other	400	94	325.5%	1,250	1,146	9.1%
Net sales	14,893	11,702	27.3%	39,055	43,504	(10.2%)

Gross profit	13,544	10,518	28.8%	33,531	35,419	(5.3%)

Selling, general, and administrative	3,380	4,856	(30.4%)	10,637	13,054	(18.5%)
Depreciation and amortization	18	27	(33.3%)	74	83	(10.8%)
Interest and financing costs	766	267	186.9%	1,626	746	118.0%
Operating expenses	4,164	5,150	(19.1%)	12,337	13,883	(11.1%)

Operating income	$9,380	$5,368	74.7%	$21,194	$21,536	(1.6%)
Adjusted EBITDA	$9,464	$5,456	73.5%	$21,466	$21,798	(1.5%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Adjusted EBITDA for business segments, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income (expense). Adjusted EBITDA presented for the technology business segments and the financing business segment is defined as operating income calculated in accordance with US GAAP, adjusted for interest expense, share-based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing business segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Consolidated

Net earnings	$27,282	$35,694	$93,793	$86,502
Provision for income taxes	11,131	13,671	36,122	34,134
Depreciation and amortization [1]	5,399	3,609	15,821	10,387
Share based compensation	2,526	1,950	7,145	5,681
Interest and financing costs	217	1,308	1,428	2,117
Other expense, net [2]	(366)	(2,907)	(673)	3,112
Adjusted EBITDA	$46,189	$53,325	$153,636	$141,933

Technology Business Segment
Operating income	$28,667	$41,090	$108,048	$102,212
Depreciation and amortization [1]	5,381	3,582	15,747	10,304
Share based compensation	2,460	1,889	6,947	5,502
Interest and financing costs	217	1,308	1,428	2,117
Adjusted EBITDA	$36,725	$47,869	$132,170	$120,135

Financing Business Segment
Operating income	$9,380	$5,368	$21,194	$21,536
Depreciation and amortization [1]	18	27	74	83
Share based compensation	66	61	198	179
Adjusted EBITDA	$9,464	$5,456	$21,466	$21,798

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
	(in thousands)
GAAP: Earnings before taxes	$38,413	$49,365	$129,915	$120,636
Share based compensation	2,526	1,950	7,145	5,681
Acquisition related amortization expense [3]	3,856	2,505	11,348	7,182
Other (income) expense [2]	(366)	(2,907)	(673)	3,112
Non-GAAP: Earnings before provision for income taxes	44,429	50,913	147,735	136,611

GAAP: Provision for income taxes	11,131	13,671	36,122	34,134
Share based compensation	733	544	2,005	1,624
Acquisition related amortization expense [3]	1,115	693	3,173	2,030
Other (income) expense, net [2]	(106)	(811)	(190)	933
Tax benefit (expense) on restricted stock	10	102	226	267
Non-GAAP: Provision for income taxes	12,883	14,199	41,336	38,988

Non-GAAP: Net earnings	$31,546	$36,714	$106,399	$97,623

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022

GAAP: Net earnings per common share – diluted	$1.02	$1.34	$3.52	$3.24

Share based compensation	0.07	0.05	0.19	0.15
Acquisition related amortization expense [3]	0.10	0.07	0.30	0.20
Other (income) expense, net [2]	(0.01)	(0.08)	(0.01)	0.08
Tax benefit (expense) on restricted stock	-	-	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.16	0.04	0.47	0.42

Non-GAAP: Net earnings per common share – diluted	$1.18	$1.38	$3.99	$3.66

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Legal settlement, interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.